SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2008

EVANS & SUTHERLAND COMPUTER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Utah	0-8771	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Komas Drive, Salt Lake City, Utah		84108
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s telephone number, including area code) (801) 588-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

The Board of Directors of Evans & Sutherland Computer Corporation (the “Company”) has elected E. Michael Campbell as a director effective June 1, 2008. Mr. Campbell will also serve as a member of the Company’s Audit Committee, the Compensation and Stock Options Committee and Nominating and Corporate Governance Committee.

There is no arrangement or understanding between Mr. Campbell and any other person pursuant to which Mr. Campbell was selected to serve as a director of the Company, nor does Mr. Campbell have a family relationship with any director, executive officer or person nominated as such of the Company.

Since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Campbell, or members of his immediate family, had or will have a direct or indirect material interest.  In connection with his appointment to the Company’s Board of Directors, on June 2, 2008, Mr. Campbell was granted an option to purchase 10,000 shares of the Company’s common stock pursuant to the terms of the Company’s current stock option plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2008	EVANS & SUTHERLAND COMPUTER CORPORATION

	By:	/s/ Paul Dailey
Name: Paul Dailey
Its: Chief Financial Officer and Corporate Secretary